FOR IMMEDIATE RELEASE

LCC Contact:
Kenny Young
Senior Vice President and Chief Marketing Officer
kenny_young@lcc.com
+1.703.873.2075

LCC International Improves Operating Results and Achieves a Profitable Quarter

•	LCC Releases its 2nd Quarter 2006 Financials and Accomplishments

•	LCC Continues to Achieve Milestones Towards its Transformation and the Continued Execution of its Stated Strategy

McLean, VA, August 9, 2006 — LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turn-key services, today reported results for the quarter and six months ended June 30, 2006. The results included improved gross margins which resulted in the Company reporting positive operating income from continuing operations of $149,000 for the second quarter of 2006 as compared to a loss of $3.5 million in the comparable 2005 quarter and a profit before income taxes from its continuing operations of $339,000 as compared to a loss of $3.5 million in the comparable quarter in 2005.

As previously announced on June 30, 2006 the Company sold its U.S. Network Deployment Business which it reported as a discontinued operation. LCC reported a gain of $922,000 on the sale. The Company also reported net income in the second quarter of $78,000 as compared to a net loss of $8.1 million for the second quarter of 2005. Net income per share for the second quarter was less than $0.01 per share on a basic and fully diluted basis as compared to a net loss of $0.33 per share on a basic and fully diluted basis for the second quarter of 2005. For the six months ended June 30, 2006 the Company reported a net loss of $2.1 million compared to a net loss of $11.9 million in the comparable six month period in 2005. The net loss per share for the six months in 2006 was $0.08 per share on a basic and fully diluted basis as compared to a net loss of $0.48 per share in the comparable six month period in 2005.

Revenues from continuing operations for the second quarter decreased by $1.5 million to $34.6 million compared with $36.1 million in revenues for the second quarter of 2005. The decrease in revenue was primarily attributable to a decrease in revenue from continuing operations of $1.4 million in the Company’s Americas region and a decrease of $420,000 from the completion of a contract in Asia offset by increased revenues in its Europe, Middle East and Africa (EMEA) region. For the six months ended June 30, 2006 revenues from continuing operations increased by $2.7 million to $70.9 million as compared to $68.2 million in the comparable quarter in 2005. In the quarter ended June 30, 2006 gross margin from continuing operations increased $1.5 million to $8.8 million from $7.3 million. Gross margin as a percentage of revenue from continuing operations increased to 26% in the 2006 quarter from 20% in the 2005 quarter and for the six months increased to 25% in 2006 from 22% in 2005.

Revenues from the continuing operations of the Company’s radio frequency (RF) engineering services in the Americas region were $9.3 million with a gross margin of 18.1% in second quarter 2006 compared with $10.6 million from such revenues and 10.8% gross margin within the same period in 2005. The 7.3% improvement in gross margin was attributed primarily to the Company’s decision to focus on core 2G and 2.5G engineering and high end consultancy services around UMTS, EVDO, and WiMAX technologies. As a result of the sale of the U.S. Network Deployment Business on June 30, 2006, RF engineering services represent nearly all of the Company’s continuing operations in the Americas region.

”We are very excited that we have achieved a significant milestone of returning LCC to profitability. As we have discussed, our goal is to maintain a gross margin above 20% for our business. We have achieved that milestone two quarters in a row. The exit from our U.S. Network Deployment Business demonstrates our commitment towards obtaining and sustaining profitable revenues as we continue to execute against our plan” stated Dean Douglas, Chief Executive Officer. “Our focus is to increase the value we provide to our customers and partners and with the sale of the deployment business, we are now in position to focus the U.S. business on performing value added RF engineering services. Our strategy will be to further enhance those services as we introduce software tools and applications, such as our recently announced WiView™ tool that supports our high-end consultative solutions around WiMAX, UMTS, EVDO as well as mobile content revenue and service assurance.”

LCC’s EMEA region’s revenues for the second quarter of 2006 were $25.3 million, $0.3 million higher than the $25.0 million in the comparable quarter in 2005. Gross margin in the EMEA region increased 4.2% to 28.3% in the 2006 quarter as compared to 24.1% in the comparable 2005 quarter. Revenues in the EMEA region for the six months ended June 30, 2006 were $52.3 million, an increase of $4.9 million from the $47.4 million in the comparable six month period in 2005. Gross margin for the EMEA region for the six months ended June 30, 2006 was 26.5% an increase of 1.8% over the gross margin of 24.7% in the comparable six month period in 2005. There were no discontinued operations in the EMEA region.

Mr. Douglas continued, “The extraordinary results in our EMEA business underscore the impact of providing higher value services that focus on addressing client concerns that emerge due to significant growth, new technologies or broader product offerings. Through on-going investments in new processes and practices, LCC has been able to drive greater customer satisfaction and loyalty through a collaborative approach to address these needs. In addition, our Italy and Spain operations have transformed their business practices so that 100% of their revenues are derived from engineering and consulting services. Throughout our EMEA organization the commitment to driving profitable revenues is reflected in their results.”

“Going forward, we will continue to focus on the delivery of high-end consulting services, RF engineering services, EMEA deployment services, and unique software tools. We are also very encouraged that recent announcements by our clients, and prospective clients, will leverage our expertise in designing advanced mobile platforms based on WiMAX and other 3G / 4G technologies. Our recently launched WiView software tool and service reflects this direction and we plan to continue to expand these types of offerings that combine services with software tools in the coming months. We are also focused on bridging the gaps of end-user QoS that integrates testing, revenue assurance, and service assurance, to assist wireless service and content providers in their efforts to deliver premier end-user experiences. In the coming months, we will continue to build upon these offerings to deepen our value within our growing client base”, concluded Mr. Douglas.

A conference call and web cast to present the second quarter earnings and accomplishments will be held Thursday, August 10th at 8:30 a.m. (Eastern). Details for all interested parties wishing to participate in the conference call are as follows:

Via Live Conference Call: U.S. and International callers please dial 1-866-700-6293 or 1-617-213-8835. Participants will need to enter a pass code 48252955 in order to be connected to the call. There will be a question and answer period during the call.

Via Live Web Cast: To listen to a live broadcast and view the slide presentation for the conference call via the Internet, participants will need a computer with speakers and the Windows® Media Player plug-in. Please visit the Investor Relations section of the Company’s web site. http://www.lcc.com/about/ir/default.htm

Via Digital Replay: a replay of the call will begin at approximately 11:00 a.m. Eastern on Thursday, August 10th and will continue until 12 midnight Eastern on Friday, August 11th. To access the replay, please dial 1-888-286-8010 or 1-617-801-6888 and enter passcode 44391131 to be connected to a recording of the call.

Via Internet Archive: Beginning Monday, August 14th, LCC’s second quarter conference call will be available for review on the Company’s web site. This function sorts the call by section that enables parties to save time by only listening to the segments in which they are most interested (i.e. opening remarks, financial overview, questions and answer). To access the August 10th call, go to the Audio Archives page that can be found in the Investor Relations section of the Company’s web site.

About LCC International, Inc.

LCC International, Inc. is a global leader in voice and data design, deployment and management solutions to the wireless telecommunications industry. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These statements include statements about LCC’s expected release of product and service offerings or expectations of receiving awards of additional business from current or prospective clients. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to, delays in the development, commercialization or market acceptance of new offerings and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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LCC International, Inc. and Subsidiaries

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2006	2005	2006
REVENUES	$36,085	$34,566	$68,224	$70,897

COST OF REVENUES (exclusive of depreciation shown separately below)	28,817	25,741	53,166	53,460

GROSS PROFIT	7,268	8,825	15,058	17,437

OPERATING EXPENSE:

Sales and marketing	2,022	1,715	4,233	3,775

General and administrative	7,281	6,138	14,645	12,375

Restructuring charge	759	108	759	108

Depreciation and amortization	698	715	1,394	1,384

	10,760	8,676	21,031	17,642

OPERATING INCOME (LOSS)	(3,492)	149	(5,973)	(205)

OTHER INCOME (EXPENSE):

Interest income	35	35	75	62

Interest expense	(45)	(219)	(127)	(405)

Other	(12)	374	(480)	314

	(22)	190	(532)	(29)

INCOME (LOSS) FROM CONTINUING OPERATIONS

BEFORE INCOME TAXES	(3,514)	339	(6,505)	(234)

PROVISION FOR INCOME TAXES	796	888	1,677	1,868

LOSS FROM CONTINUING OPERATIONS	(4,310)	(549)	(8,182)	(2,102)

DISCONTINUED OPERATIONS:

Loss from discontinued operations (net of applicable taxes of zero)	(3,830)	(295)	(3,680)	(902)

Gain on disposal of discontinued operations (net of applicable taxes of zero)	—	922	—	922

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(3,830)	627	(3,680)	20

NET INCOME (LOSS)	$(8,140)	$78	$(11,862)	$(2,082)

NET INCOME (LOSS) PER SHARE:

Continuing operations

Basic	$(0.17)	$(0.02)	$(0.33)	$(0.08)

Diluted	$(0.17)	$(0.02)	$(0.33)	$(0.08)

Discontinued operations

Basic	$(0.16)	$.02	$(0.15)	$—

Diluted	$(0.16)	$0.02	$(0.15)	$—

Net Income (loss) per share

Basic	$(0.33)	$—	$(0.48)	$0.08)

Diluted	$(0.33)	$—	$(0.48)	$(0.08)

WEIGHTED AVERAGE SHARES USED IN CALCULATION OF NET INCOME (LOSS) PER SHARE:

Basic	24,425	24,849	24,461	24,780

Diluted	24,425	25,261	24,461	24,780

LCC International, Inc. and Subsidiaries

Consolidated Balance Sheets
(In thousands, except per share data)

	December 31,	June 30,
	2005	2006
		(Unaudited)
ASSETS:

Current assets:

Cash and cash equivalents	$14,196	$8,189

Restricted cash	1,141	4,005

Receivables, net of allowance for doubtful accounts of $317 and $200 at December 31, 2005 and June 30, 2006, respectively:

Trade accounts receivable	47,448	47,515

Unbilled receivables	35,791	22,937

Due from related parties and affiliates	15	42

Due from disposal of business	—	9,835

Prepaid expenses and other current assets	1,998	2,233

Prepaid tax receivable and prepaid taxes	1,195	1,194

Total current assets	101,784	95,950

Property and equipment, net	3,642	2,826

Deferred income taxes, net	1,171	1,171

Goodwill	11,014	11,586

Other intangibles — net	312	175

Other assets	1,030	938

Total assets	$118,953	$112,646

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:

Line of credit	$2,975	$2,345

Note payable	—	3,159

Accounts payable	27,876	24,091

Accrued expenses	22,480	18,714

Accrued employee compensation and benefits	5,390	4,847

Deferred revenue	1,142	828

Income taxes payable	2,891	2,407

Accrued restructuring current	1,072	1,209

Other current liabilities	188	215

Total current liabilities	64,014	57,815

Accrued restructuring non-current	492	147

Other liabilities	696	277

Total liabilities	65,202	58,239

Shareholders’ equity:

Preferred stock: 10,000 shares authorized; 0 shares issued and outstanding	—	—

Class A common stock, $0.01 par value: 70,000 shares authorized; 20,485 shares issued and 20,326 shares outstanding and 20,795 shares issued and 20,636 shares

outstanding at December 31, 2005 and June 30, 2006, respectively	205	208

Class B common stock, $0.01 par value: 20,000 shares authorized; 4,428 shares and 4,426 shares issued and outstanding at December 31, 2005 and June 30, 2006,

respectively	44	44

Paid-in capital	108,902	110,357

Accumulated deficit	(55,440)	(57,522)

Subtotal	53,711	53,087

Accumulated other comprehensive income — foreign currency translation adjustments	922	2,202

Treasury stock (159 shares)	(882)	(882)

Total shareholders’ equity	53,751	54,407

Total liabilities and shareholders’ equity	$118,953	$112,646